CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of September 28, 2012 by and among American Realty Capital Operating Partnership III, L.P., a Delaware limited partnership (the “Partnership”), American Realty Capital Trust III, Inc., a Maryland corporation and general partner of the Partnership (the “General Partner”) and Barry Skolnick (the “Contributor”).
WHEREAS, the Contributor wishes to contribute to the Partnership and the Partnership wishes to accept from the Contributor, a contribution of cash to the capital of the Partnership pursuant to the Agreement of Limited Partnership of the Operating Partnership dated March 31, 2011 the (“Original Partnership Agreement”), as amended by that certain First Amendment to the Agreement of Limited Partnership dated January 25, 2012 (the “First Amendment”) and as amended by that certain Second Amendment to the Agreement of Limited Partnership Agreement dated as of the date hereof (the “Second Amendment,” together with the First Amendment and the Original Partnership Agreement, as such may be further amended or amended and restated from time to time, the “Partnership Agreement”) and on the terms provided herein.
WHEREAS, the Contributor wishes to become a limited partner in the Partnership and the General Partner wishes to admit the Contributor as a limited partner in the Partnership.
NOW, THEREFORE, in consideration of the foregoing recitals and the covenants, promises and representations set forth in this Agreement, and for other good and valuable consideration, the parties hereto agree as follows:
Section 1.1.    Definitions. Capitalized terms used herein that are not otherwise defined herein shall have the meaning ascribed to them in the Partnership Agreement.
Section 1.2.    Contribution. Effective as of the date hereof, the Contributor shall contribute, assign, transfer and deliver to the Partnership, and Partnership shall accept, receive and acquire from the Contributor, on the terms and conditions, and subject to the exceptions, set forth in this Agreement, $3,000,000 (the “Contribution”).
Section 1.3.    Consideration. In consideration of the Contribution, the Partnership shall issue to the Contributor 333,333.33 Partnership Units of the Partnership pursuant to Section 4.02 of the Partnership Agreement. Such Partnership Units shall have all the same rights, powers, preferences and duties as Partnership Units under the Partnership Agreement, including, but not limited to, the right to convert such Partnership Units into shares of the General Partner or cash at the election of the General Partner.
Section 1.4.    Admission of Additional Limited Partner. The General Partner hereby consents to the admission of the Contributor to the Partnership as an additional Limited Partner upon the terms and conditions contained in the Partnership Agreement and the Contributor agrees to hereby execute the counterpart to the Partnership Agreement included as Exhibit I.

Section 1.5.    Exchange Rights. Any shares of Common Stock issuable to the Contributor upon a conversion of its Partnership Units in accordance with the provisions of the Partnership Agreement shall be issued pursuant to that certain Exchange Rights Agreement, dated as of the date hereof, by and among the Partnership, the General Partner and the Contributor and on the terms provided therein.
Section 1.6.    Contributor Representations. The Contributor represents and warrants to the Recipient, as of the date hereof, as follows:
(a)    The Contributor has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Contributor, and, assuming the due authorization, execution and delivery by the Partnership and the General Partner, this Agreement constitutes a valid and binding obligation of the Contributor, enforceable against the Contributor in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
Section 1.7.    Partnership Representations. The Partnership represents and warrants to the Contributor, as of the date hereof, as follows:
(a)    The Partnership has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Partnership, and, assuming the due authorization, execution and delivery by the Contributor, this Agreement constitutes a valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
Section 1.8.    Governing Law. This Agreement shall be construed under and governed by the laws of the State of New York without regard for conflict of law principles that would result in the application of the laws of any other jurisdiction.
Section 1.9.    Entire Agreement. This Agreement and any other writing signed by the parties that specifically references this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
Section 1.10.    Counterparts. This Agreement may be executed in counterparts by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement.
Section 1.11.    Headings. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

Section 1.12.     Amendments. This Agreement may not be amended or modified except in writing duly and validly executed by each party hereto.
Section 1.13.    Assignment; Binding Effect. No party may assign this Agreement or any right or interest, or delegate any of its duties or obligations, hereunder without the prior written consent of the other parties hereto. This Agreement is binding upon, and shall inure to the benefit of and is enforceable by, the parties hereto and their respective successors, permitted assigns and personal representatives.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

AMERICAN REALTY CAPITAL TRUST III, INC.

By:     /s/ Nicholas S. Schorsch
Name:    Nicholas S. Schorsch
Title:    Chief Executive Officer

AMERICAN REALTY CAPITAL OPERATING PARTNERSHIP III, L.P.

By:    American Realty Capital Trust, Inc., its General Partner

By:     /s/ Nicholas S. Schorsch
Name:    Nicholas S. Schorsch
Title:    Chief Executive Officer

/s/ Barry Skolnick
Barry Skolnick

[Signature Page for Contribution Agreement]

IN WITNESS WHEREOF, the undersigned has affixed its signature to this Agreement of Limited Partnership, as of the 28th day of September, 2012.
ADDITIONAL LIMITED PARTNER:
/s/ Barry Skolnick
Barry Skolnick